UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

January 26, 2011
Date of Report (Date of earliest event reported)

Commission File No. 1-13300

CAPITAL ONE FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	54-1719854
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1680 Capital One Drive, McLean, Virginia	22102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 720-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 26, 2011, the Compensation Committee (the “Committee”) and the independent members of the Board of Directors (the “Independent Directors”) of Capital One Financial Corporation (the “Company”) approved compensation plans for Mr. Richard D. Fairbank, its Chairman and Chief Executive Officer, and the Company’s other named executive officers (the “Named Executive Officers”). Consistent with the Company’s long-standing practice, the compensation plans take effect immediately and are designed to directly link Mr. Fairbank’s and the Named Executive Officers’ compensation with the Company’s performance over multiple time horizons and to align their interests with the interests of the Company’s shareholders.

Chief Executive Officer’s Compensation Plan

Mr. Fairbank’s compensation plan is substantially the same as his 2010 compensation plan, is equity-based, consists of several types of equity grants, and is completely at-risk based on the Company’s and Mr. Fairbank’s performance, with all payout opportunities deferred for three years. As in prior years, Mr. Fairbank will not receive any salary or bonus.

Under the plan, Mr. Fairbank was awarded an opportunity to receive from 0 to 200% of the target number of 82,851 shares of the Company’s common stock based on the Company’s performance over the three-year period beginning on January 1, 2011. The Company’s performance will be assessed on the basis of both relative and absolute cash return on average tangible assets against a peer group consisting of companies in the KBW Bank Sector index, excluding custody banks. After the end of the three year performance period, the Committee will certify the Company’s performance and issue the corresponding number of shares of the Company’s common stock, if any.

Mr. Fairbank also received a grant of 608,366 nonstatutory stock options at an exercise price of $48.28 per share (which was the fair market value of the Company’s common stock on the grant date). The options will become fully exercisable three years from the grant date and expire ten years from the grant date. Mr. Fairbank can only realize value from the stock options if and to the extent the Company’s stock price increases after the grant date and the market value of the stock exceeds the exercise price at the time the options are exercised.

Mr. Fairbank also has an opportunity to be awarded restricted stock units in late 2011 or early 2012 based on actual performance in 2011. Any such award will vest in full in three years and settle in cash based on the Company’s average stock price over the twenty trading days preceding the vesting date. The Independent Directors’ determination regarding whether to make this grant, as well as the value of the grant relative to the target amount of $4 million, will be based on a qualitative evaluation of multiple factors.

Other Named Executive Officers’ Compensation Plan

The 2011 compensation plan approved for the Named Executive Officers is substantially the same as the 2010 compensation plan. The Named Executive Officers’ total compensation is expected to be between $4.51 million and $6.68 million. Approximately 35% of each Named Executive Officer’s total compensation will be paid as base salary, with approximately 20% of such total compensation paid as regular cash salary throughout the performance year and 15% of such total compensation paid in the form of restricted stock units granted on January 26, 2011. The restricted stock units will vest on December 15, 2011, and settle in cash based on the Company’s average stock price for the twenty trading days preceding the vesting date.

Approximately 15% of each Named Executive Officer’s total compensation is expected to be delivered in the form of restricted stock units that would vest over a period of three years and settle in cash based on the Company’s stock price for the twenty trading days preceding the vesting date. The units, if any, would be awarded in late 2011 or early 2012 at the discretion of the Independent Directors based on a variety of company performance factors assessing the Company’s actual performance in 2011.

The remaining 50% of the Named Executive Officers’ total compensation is expected to consist of long-term incentive awards that would be granted to the Named Executive Officers in late 2011 or early 2012 and would vest in full over the three years following the grant date. These equity awards, if any, will be granted to the Named Executive Officers solely in the discretion of the Independent Directors and will be completely at-risk based on the individual executive’s performance in 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

CAPITAL ONE FINANCIAL CORPORATION

Dated: January 28, 2011	By:	/s/ John G. Finneran, Jr.
John G. Finneran, Jr.
General Counsel and Corporate Secretary